UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 24, 2012

Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	0-26456	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c) As previously announced on July 25, 2012, Mark D. Lyons will assume the position of Executive Vice President and Chief Financial Officer of Arch Capital Group Ltd. (the “Company”), effective September 1, 2012.  Mr. Lyons, who joined Arch Insurance Group Inc. (“Arch Insurance (U.S.)”), a subsidiary of the Company, in 2002 and currently serves as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, will succeed John C.R. Hele, who will be leaving the Company on August 31, 2012 to join another financial services company.

Biographical Information for Chief Financial Officer

Following is certain biographical information on Mr. Lyons:

Mr. Lyons, age 56, has served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of the Company, and chairman and chief executive officer of Arch Insurance (U.S.) since July 2008.  Prior thereto, he served as president and chief operating officer of Arch Insurance (U.S.) from June 2006.  Prior to June 2006, he served as executive vice president of group operations and chief actuary of Arch Insurance (U.S.) from August 2003.  From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance (U.S.).  From 2001 until August 2002, Mr. Lyons worked as an independent consultant.  From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S.  From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College.  He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.  Mr. Lyons is on the Board of Overseers of the St. John’s School of Risk Management & Insurance, is a trustee of Elizabethtown College and on the Board of Visitors for the Wake Forest University School of Business.

Employment Agreement

On July 25, 2012, the Company and Mr. Lyons entered into an employment agreement with a term extending from September 1, 2012 through September 1, 2015 (subject to extension as provided in the agreement).  This agreement replaces his existing employment agreement with Arch Insurance (U.S.).  The agreement provides for an annual base salary of $700,000, and the target rate for the annual cash bonus is 100% of the annual base salary.  Mr. Lyons is eligible to receive annual cash bonuses and share-based awards at the discretion of the Board of Directors of the Company (the “Board”) and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance.  The agreement provides for specified retention share-based awards, which are subject to approval by the Board.  The agreement expressly includes certain non-competition and non-solicitation obligations for Mr. Lyons and also provides for certain benefits to Mr. Lyons upon termination of employment in certain circumstances (such as termination by the Company not for cause or by Mr. Lyons for good reason), all as set forth in the employment agreement.  The above description is qualified in its entirety by the terms and provisions of the employment agreement, which is attached hereto as Exhibit 10.1.

ITEM 7.01                                  Regulation FD Disclosure.

On July 25, 2012, the Company issued a press release announcing the management changes described in Item 5.02.  A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information in Section 7.01 of this Current Report on Form 8-K, including the information set forth in Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01                                  Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement, dated as of July 25, 2012, between the Company and Mark D. Lyons.

10.2	Resignation Letter of John Hele, dated July 24, 2012.

99.1	Press Release dated July 25, 2012 announcing the management changes described in Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

ARCH CAPITAL GROUP LTD.

Date: July 27, 2012	By:	/s/ Constantine Iordanou
		Name:	Constantine Iordanou
		Title:	Chairman, President and Chief
Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement, dated as of July 25, 2012, between the Company and Mark D. Lyons.

10.2	Resignation Letter of John Hele, dated July 24, 2012.

99.1	Press Release dated July 25, 2012 announcing the management changes described in Item 5.02.